EXHIBIT 99.1

Warren Resources Announces Fourth Quarter and Year-End 2009 Results

NEW YORK, March 3, 2010 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2009 financial and operating results. Warren's total natural gas and crude oil production for the year ended December 31, 2009 increased 7% to a record high of 9.6 billion cubic feet equivalent ("Bcfe") compared to 9.0 Bcfe in 2008.

Warren reported a loss of $0.2 million for the fourth quarter of 2009, or ($0.00) per diluted share (including a net loss on derivative financial instruments of $3.1 million) compared to a loss of $284.6 million for the fourth quarter of 2008, or ($4.84) per diluted share (including a non-cash write-down of oil and gas properties and a goodwill impairment totaling $275.7 million).

For the year ended December 31, 2009, Warren reported a loss of $13.8 million, or ($0.23) per diluted share (including a net loss on derivative financial instruments of $11.0 million) compared to a loss of $241.7 million for 2008, or ($4.17) per diluted share (including the $275.7 million property and goodwill impairment). The non-cash impairment in 2008 was primarily the result of significantly lower realized commodity prices of $32.92 per barrel of oil and $4.81 per thousand cubic feet ("Mcf") of natural gas on December 31, 2008.

Fourth Quarter of 2009 Results

Warren's oil and gas revenues increased 23% to $20.2 million for the fourth quarter of 2009 compared to $16.4 million both in the third quarter of 2009 and the fourth quarter of 2008. This increase from the third quarter of 2009 primarily resulted from higher realized sales prices for oil and gas in the fourth quarter of 2009. Similarly the increase from the fourth quarter of 2008 was also principally the result of higher realized sale prices for oil in 2009 compared to 2008.

Warren's oil and gas production increased 3% to 2.44 Bcfe during the fourth quarter of 2009 compared to 2.37 Bcfe during the third quarter of 2009 and decreased 1% compared to 2.48 Bcfe in the fourth quarter of 2008. In the fourth quarter of 2009, Warren produced 237,000 net barrels of oil and 1.0 billion cubic feet ("Bcf") of natural gas compared to 252,000 net barrels of oil and 963 million cubic feet of natural gas in the fourth quarter of 2008.

The average realized price per barrel of oil was $67.82 for the fourth quarter of 2009 compared to $60.51 for the third quarter of 2009 and $46.14 for the fourth quarter of 2008. Additionally, the average realized price per Mcf of natural gas was $4.05 for the fourth quarter of 2009 compared to $2.71 for the third quarter of 2009 and $4.04 for the fourth quarter of 2008. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $3.1 million during the three months ended December 31, 2009, which was comprised of $0.8 million for an unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives and a $2.3 million realized loss on cash settled oil and gas commodity price derivatives.

Total operating expenses were $16.0 million during the fourth quarter of 2009 compared to $299.7 million (including the $275.7 million impairment charge) during the fourth quarter of 2008. Lease operating expenses ("LOE") and taxes declined by 31% to $7.1 million in the fourth quarter of 2009 compared to $10.4 million during the same period in 2008. This was primarily attributable to decreased well service and equipment costs, decreased taxes in California, and other lower production costs. Depreciation, depletion and amortization expenses ("DD&A") were $4.9 million for the three months ended December 31, 2009, or $1.99 per thousand cubic feet equivalent ("Mcfe"), which represents a 53% decrease over the same period in 2008.

General and administrative ("G&A") expenses increased by 24% to $4.1 million for the fourth quarter of 2009 compared to $3.3 million for the fourth quarter of 2008. This increase in G&A was due primarily to the recording of a litigation provision of $1.3 million relating to the Gotham Insurance Company lawsuit. The increase was partially offset by a reduction in payroll and consulting expenses. Non-cash stock-based compensation expense was $0.5 million for the three months ended December 31, 2009 compared to $0.9 million for the same period in 2008.

Total cash flow from operating activities increased by 22% to $8.0 million in the fourth quarter of 2009 compared to $6.5 million in the fourth quarter of 2008. This increase resulted from higher average oil prices during the fourth quarter of 2009.

Interest expense was $1.2 million for the fourth quarter of 2009 compared to $1.4 million for the fourth quarter of 2008. This decrease was primarily due to the Company's repaying borrowings of over $25 million under its senior credit facility.

Additional Full Year 2009 Results

For the year ended December 31, 2009, total oil and gas revenue decreased by 41% to $63.4 million compared to $108.0 million in 2008. This decrease was primarily attributable to lower average commodity prices in 2009.

During 2009, oil and gas production increased 7% to 9.6 Bcfe compared to 9.0 Bcfe in 2008. In 2009, Warren produced 953 thousand barrels of oil and 3.9 Bcfe of natural gas, compared to 1.0 million barrels of oil and 2.9 Bcfe of natural gas in 2008. Warren's average full year 2009 realized crude oil prices decreased to $53.93 per barrel from $87.93 per barrel in 2008 and average full year 2009 realized natural gas prices decreased to $3.09 per Mcf from $6.28 per Mcf in 2008.

Total operating expenses decreased 83% to $60.4 million during 2009, primarily due to the impairment charge of $275.7 million in 2008. LOE decreased 13% to $27.1 million, primarily due to decreased well service and equipment costs, decreased taxes and other lower production costs. Depletion, depreciation and amortization expense also decreased by 14% to $20.6 million due to a net increase in replaced proved reserves.

G&A expenses decreased by 14% to $12.6 million in 2009 compared to $14.7 million in 2008. This decrease in G&A primarily reflects a reduction in payroll and consulting expense and was partially off-set by the recording of the litigation provision of $1.3 million.

Total cash flow from operating activities decreased by 64% to $22.5 million in 2009 from $62.0 million in 2008. This decrease resulted from lower average oil and natural gas prices during 2009.

2009 Year-End Debt and Liquidity

As previously mentioned, the Company repaid outstanding borrowings of over $25 million under its senior credit facility during 2009 and had $89.9 million outstanding under the facility at December 31, 2009. The senior credit facility has a borrowing base of $120.0 million, which provides the Company with an additional $30.1 million of borrowing capacity at December 31, 2009. The Company's borrowing base is subject to redetermination during the second quarter of 2010 based on year-end 2009 proved reserves and hedge positions.

Mr. Norman F. Swanton, Chairman and CEO of Warren observed, "I am very pleased to report that Warren has emerged from the economic recession, credit crisis and a low energy price environment with significantly improved operating performance, solid liquidity, development of a large, highly-targeted drilling inventory and plans to resume drilling and development activities in the Wilmington oil field in California and the Atlantic Rim CBM project in Wyoming during the second quarter of 2010.

"In 2009, production increased by 7% to a record 9.6 Bcfe from 9.0 Bcfe in 2008. Given that Warren did not drill any new wells in 2009, I believe this increased production directly supports our repeated assertion that our high-quality Wyoming Atlantic Rim coalbed methane gas production continues to increase as more water is removed from the coal seams. Similarly, in our Wilmington, California project, our oil wells are long-lived with relatively shallow production declines. I believe the 2009 results demonstrate the long-term production potential of our oil and gas assets. Although we confronted significant challenges in 2009, we will prudently build upon our asset platform to internally generate sufficient cash flows to resume drilling and growth in oil and gas production and reserves for the years ahead."

Capital Spending Plan For 2010

The Company intends to fund 2010 capital expenditures with cash flow from operations. Based on the 2010 commodity price outlook and hedge positions, the Company forecasts a 2010 capital expenditure budget of approximately $30.0 million, which represents a significant increase from 2009. In 2010, the Company plans to drill and complete 8 gross (7.9 net) wells in California. The 8 new wells are all planned as horizontal Tar wells (7 producers and 1 injector). However, Warren may also drill one highly targeted horizontal well to the Upper Terminal formation and one deeper test well to the Ford Zone. The performance of these two additional wells will provide significant information in defining our development inventory and capital requirements for the next few years. The capital expenditure budget for 2010 is comprised of $16.5 million for drilling, work-over, stimulation and production optimization expenditures and $13.5 million for infrastructure costs, such as compression in Wyoming and related oil and gas facilities in California. If the Company drills the Upper Terminal and Ford wells mentioned above, Warren would add approximately $4.0 to $4.5 million to the capital budget for 2010.

The specific capital expenditure budgets for Warren's major properties are discussed in the operational updates below. The amount and allocation of actual capital expenditures will depend on a number of factors, including oil and gas prices, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities.

Recent Operational Developments

Wilmington Oil Field in the Los Angeles Basin in California

As previously mentioned, net oil production for the fourth quarter of 2009 totaled 237,000 net barrels (2,576 barrels of oil per day) from Warren's California operations in the Wilmington Townlot Unit ("WTU") and North Wilmington Unit ("NWU"). This represents a 5% increase in daily production compared to the third quarter of 2009 and a 6% decrease from the fourth quarter 2008. There was no drilling activity in California during the year 2009.

LOE in California for 2009 averaged $16.22 per net barrel of oil including property taxes and overhead, thereby representing a reduction of 13% over 2008. The improvement in LOE is mainly a result of more selective well work, lower service contractor costs and positive impact from our preventive maintenance program. However, the Company is estimating LOE on a per barrel basis will increase in 2010 due to more regulatory requirements and the timing of equipment replacement.

Warren has budgeted approximately $21 million for drilling and infrastructure expenditures in the WTU, representing approximately 70% of the total 2010 capital expenditure plan. Additionally, as previously mentioned, Warren may drill a horizontal well in the Upper Terminal formation and a deep well in the Ford formation. The WTU budget is comprised of $14.5 million for drilling and completion expenditures and $6.5 million for facilities improvements and other infrastructure costs. Warren owns an approximate 98.9% working interest in the WTU.

As earlier reported, the Company presented its long-term plan to the South Coast Air Quality Management District ("AQMD") in March of 2008 to handle natural gas associated with increasing oil production from the WTU. Warren prepared a draft Negative Declaration ("ND") pursuant to the applicable California Environmental Quality Act ("CEQA") requirements, and submitted it to the AQMD on June 17, 2008 for review and revision. The ND was subsequently revised and released to the public on April 15, 2009 for review and comment. Warren's requested permits are to install certain pieces of the new best available control technology ("BACT") equipment, including equipment to dispose of WTU produced gas by re-injection in underground formations and a new high efficiency clean enclosed burner to replace the existing gas flare. The Company has continued to work with the AQMD to finalize the CEQA document and ND as directed by the AQMD, which are necessary before the AQMD will certify the ND. Upon certification of the ND by the AQMD, the necessary permits can be issued and construction and installation of the new BACT equipment can begin thereafter. Although Warren cannot forecast with accuracy when the ND will be certified by the SCAQMD, based upon information provided by the AQMD, it is anticipated that the CEQA document may be finalized and certified in the second quarter of 2010.

Warren plans to spend approximately $4.0 million or 13% of the total 2010 budget for infrastructure improvements in the NWU. The Company plans to recommence drilling in the NWU during 2011. Warren owns an approximate 100% working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit in the Atlantic Rim project is currently 17.8 million cubic feet per day ("MMcfd") compared to 14.7 MMcfd at the end of 2009. December 2009 production was lower due to wells being stimulated in the Unit. Warren's working interest in the Sun Dog Unit is approximately 42%.

Gross gas production from the Doty Mountain Unit in the Atlantic Rim project was approximately 7.4 MMcfd at the end of 2009 and has continued to increase to approximately 10.5 MMcfd today. This increased gas production from Doty Mountain is a result of the recent completion of wells previously drilled as well as the successful fracture stimulation of several of the existing wells in the unit. Warren's working interest in the Doty Mountain Unit is approximately 36%.

During the fourth quarter of 2009, gross gas production from the Catalina Unit in the Atlantic Rim project was 2.5 Bcf compared to 2.2 Bcf during the fourth quarter of 2008. For the full-year 2009, gross production from the Catalina unit was approximately 10.3 Bcf versus 6.8 Bcf for the year ended December 31, 2008, an increase of 51%. Currently, the Company owns approximately 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on our acreage.

There was no new drilling in the Atlantic Rim in 2009. At this time Warren and its partners do not intend to drill additional producing wells in the Atlantic Rim during 2010. Warren anticipates spending $5 million for its natural gas program, including $2 million of the total 2010 budget for stimulating wells in the Atlantic Rim project. The Company forecasts additional spending of $3 million for infrastructure facilities, including compression and additional water injection wells.

2010 Guidance

Warren provides the following forecast for production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

First Quarter
	ending	Year ending
	March 31, 2010	December 31, 2010

Production:
Oil (MBbl)	220 – 230	875 – 975
Gas (MMcf)	1,000 – 1,100	4,600 – 5,000
Gas Equivalent (MMcfe)	2,320 – 2,480	9,850 – 10,850
Capital Expenditures	$5,000,000	$30,000,000

2009 Year-end Proved Reserves

Independent reservoir engineers' estimates of Warren's total proved oil and gas reserves as of December 31, 2009 were 124.2 Bcfe, compared to 129.3 Bcfe as of December 31, 2008, which represented a 4% decline. Certain 2008 proved undeveloped natural gas reserves were not economic due to the effect of lower gas prices in 2009. Proved developed producing reserves were 97.5 Bcfe at December 31, 2009, which represented 79% of total proved reserves. Year-end 2009 proved reserves includes 10.2 million barrels of crude oil and 62.9 Bcfe of natural gas.

For the Company's reserve report calculations, the 12-month average realized price of oil increased to $54.33 per barrel during 2009 from a year-end price of $32.92 per barrel at December 31, 2008, or a 65% increase. The 12-month average realized price of natural gas decreased to $3.22 per Mcf during 2009 from a year-end price of $4.80 per Mcf at December 31, 2008, or a 33% decline. Using the 12-month average realized pricing for 2009 resulted in a pre-tax present value of future net cash flows discounted at 10% ("PV-10") of $241.3 million for Warren's proved reserves.

At December 31, 2009, 49% of Warren's proved reserves are oil reserves and 51% of its proved reserves are natural gas reserves. All reserve estimates are independently prepared by the reserve engineering firm of Williamson Petroleum Consultants, Inc.

Revised SEC Reserve Reporting Guidelines

Proved reserves are calculated based on SEC guidelines that went into effect for the Company's year-end 2009 reserve report. The revisions to the guidelines were intended to modernize and update the oil and gas requirements to align them with current practices and changes in technology. Changes in the Company's reserve estimates, compared with the methodology used in 2008 based on the prior SEC rules, include the following:

  Commodity prices used to calculate reserves apply the simple 12-month average of the 2009 first day of the month natural gas price, or $3.22 per Mcf, and 12-month average realized oil price, or $54.33 per barrel, rather than the year-end prices prescribed by the old method. Under the old method, commodity prices at December 31, 2009 used to calculate reserves would have been $5.78 per Mcf realized for natural gas and $72.42 per barrel realized for oil. Using the prices on December 31, 2009, if the old method were applied, the pre-tax PV-10 of year-end proved reserves would have been approximately $443.1 million with proved reserves of 135.4 Bcfe.

  The new guidelines have expanded the definition of proved undeveloped reserves that can be booked from a proved developed well location. The Company elected not to use this new rule to expand proved undeveloped reserves at this time.

  The new guidelines also limit the booking of proved undeveloped reserves to those reserves that are scheduled to be developed within five years, which rule had had no impact on the Company's reserves.

Updated Hedging Positions

For 2010 we have entered into several financial derivative contracts to hedge our exposure to commodity price risk associated with anticipated future oil and gas production. Through a price swap, we have fixed the price we will receive on a portion of our natural gas and oil production. In a swap transaction, the counterparty is required to make a payment to us for the difference between the fixed price and the settlement price if the settlement price is below the fixed price. We are required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the fixed price is below the settlement price. We believe we will have more predictability concerning our crude oil and gas revenues as a result of these financial derivative contracts.

The following table lists the natural gas swap contracts from February 1, 2010 through March 31, 2011 and the crude oil swap and costless collar contracts from February 1, 2010 through December 31, 2011.

	Price Swap Contracts		Price Swap and Collar Contracts
	Natural Gas		Crude Oil
2010	Volume (MMBtu)	Weighted Average Price Fixed ($/MMBtu)	Volume (Bbls)	Weighted Average Price Fixed ($/Bbl)	Weighted Average Price Collars ($/Bbl)
First Quarter	540,000	$6.45	90,000		$65.00 -- $106.50
Second Quarter	546,000	$6.45	91,000		$65.00 -- $106.50
Third Quarter	552,000	$6.45	92,000		$65.00 -- $106.50
Fourth Quarter	552,000	$6.45	92,000		$65.00 -- $106.50
2011
First Quarter	177,000	$6.02	110,250	$61.80
Second Quarter			111,475	$61.80
Third Quarter			112,700	$61.80
Fourth Quarter			112,700	$61.80

Natural Gas Differential versus NYMEX

Basis Differential Swaps

The Company has also entered into basis differential swap hedges for anticipated natural gas production. A basis swap hedges the price differential between the NYMEX price and the Rocky Mountain Colorado Interstate Gas (CIG) - Inside FERC price received and effectively locks the realized price for the quantities of natural gas listed below, as follows:

Natural Gas - Rocky Mountains (CIGC) - Inside FERC		Natural Gas - Henry Hub - NYMEX			Quantity (MMBtu) Per Day
Start Date	End Date	Start Date	End Date	Margin
1/1/10	3/31/10	1/1/10	3/31/10	-$0.40	2,500
2/1/10	12/31/10	2/1/10	12/31/10	-$0.38	6,500
4/1/10	11/30/10	4/1/10	11/30/10	-$0.64	2,500
4/1/11	11/30/11	4/1/11	11/30/11	-$0.71	2,500
1/1/11	12/31/11	1/1/11	12/31/11	-$0.44	6,500
1/1/12	12/31/12	1/1/12	12/31/12	-$0.51	3,000

We have elected not to designate our commodity derivatives as cash flow hedges for accounting purposes.  Accordingly, such contracts are recorded at fair value on our Balance Sheet and changes in fair value are recorded in the Consolidated Statements of Operations as they occur.

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2009 and 2008. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$20,197	$16,387	$63,402	$108,032

Operating Expenses
Lease operating expenses and taxes	7,122	10,375	27,097	31,062
Depreciation, depletion and amortization	4,857	10,376	20,617	23,977
Impairment	--	275,684	--	275,684
General and administrative	4,059	3,284	12,641	14,722

Total operating expenses	16,038	299,719	60,355	345,445

Income (loss) from operations	4,159	(283,332)	3,047	(237,413)

Other income (expense)
Interest and other income	34	156	177	1,022
Interest expense	(1,219)	(1,437)	(5,910)	(5,293)
Loss on derivative financial instruments	(3,141)	--	(10,973)	--
Net gain on investments	3	5	3	98

Total other expense	(4,323)	(1,276)	(16,703)	(4,173)

Loss before income taxes	(164)	(284,608)	(13,656)	(241,586)

Deferred income tax expense (benefit)	24	(63)	63	(29)

Net loss	(188)	(284,545)	(13,719)	(241,557)

Less dividends and accretion on preferred shares	24	22	96	98

Net loss applicable to common stockholders	$(212)	$(284,567)	$(13,815)	$(241,655)

Loss per share - Basic	$0.00	$(4.84)	$(0.23)	$(4.17)
Loss per share - Diluted	$0.00	$(4.84)	$(0.23)	$(4.17)

Weighted average common shares outstanding - Basic	67,203	58,194	60,493	58,000
Weighted average common shares outstanding - Diluted	67,203	58,194	60,493	58,000

Production:
Gas - MMcf	1,019	963	3,885	2,930
Oil - MBbls	237	252	953	1,011
Total Equivalents (MMcfe)	2,441	2,478	9,602	8,997

Realized Prices:
Gas - Mcf	$4.05	$4.04	$3.09	$6.28
Oil - Bbl	67.82	46.14	53.93	87.93
Total Equivalents (Mcfe)	$8.27	$6.27	$6.60	$12.01

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$7,971	$6,507	$22,510	$62,014
Changes in working capital accounts	(1,357)	(4,173)	(3,091)	(1,343)
Cash flow from operations before working capital changes	$6,614	$2,334	$19,419	$60,671

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

CONTACT:  Warren Resources, Inc.
          MEDIA CONTACT:
          David Fleming
          (212) 697-9660
          www.warrenresources.com